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                                                                    EXHIBIT 99.1


[IGCA LOGO]


INNOVATIVE GAMING CORPORATION OF
AMERICA

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Thursday, May 10, 2001

Dear Shareholder:


               The past nine months have been extremely busy at IGCA since the merger process with Xertain was initiated. The merger is in the final regulatory approval process and we expect it to be completed this summer.
[PHOTO]
               IGCA has just completed its third consecutive quarter of operational profitability with dramatic increases in our sales revenues. We believe the management team continues to put forth an impressive effort to build sales volume while implementing cost controls.

Our products are now featured within high-profile properties in the most significant gaming jurisdictions in the United States, including the states of Nevada, California, Minnesota, Iowa, New Mexico, and Arizona.

IGCA's identity as an international supplier of gaming machines has steadily grown with the solid performance of our with equipment operating in Holland, Germany, Belgium, Australia, South America and Portugal. We are expanding our distributor relationships and market presence through two proposed international joint development and distribution arrangements. The Company is currently planning an international technology exchange to advance the development of a low-cost gaming machine platform in these important markets.

The growing international market for these devices is expected to exceed U.S. demand by a ratio of 3 to 1. The presence of the Company in these markets is expected to create significant revenues for the foreseeable future, through licensing of the Company's new platform.

We expect the largest growth in sales to take place in the single-player products and the new VSS-platform video-slot line. We have seen the demand stabilizing for the present multi-player line of products. Placements for the single-player products in the Midwest, Nevada, New Mexico, and California markets have demonstrated the earning potential of the platform. Our game titles have been expanded to include Area 51 and Tiki Treasure in addition to the successful Monster Money game. Preliminary results from the new titles indicate consumer acceptance commensurate with the success Monster Money experienced in its release.



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IGCA Letter To Shareholders                       333 Orville Wright Court
                                                  Las Vegas, Nevada 89119
   Phone: 702-614-7199       Fax: 702-614-7114      Email RThomas@igca.com


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[IGCA LOGO]


INNOVATIVE GAMING CORPORATION OF
AMERICA

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Numerous new game titles are in the production and licensing process to support further expansion of the single-player product line. In addition, we have finalized the production design for our new line of multi-player and single-player products, utilizing the Company's proprietary Linux-based operating system. We are on target to have product in the field by late 3rd- or early 4th-quarter of 2001. This new application of the platform encompasses new delivery systems and adaptability never before envisioned in the gaming industry. We believe this new product, added to our proven inventory of products, will create the momentum necessary to achieve our aggressive sales goals for the balance of 2001 as well as 2002.

New financing has been obtained for the Company's operational needs and new initiatives are in process to accommodate casino customer financing needs to broaden our installed base. We are currently negotiating financing to support leasing efforts for the Company's products through a newly developed subsidiary, Innovative Gaming Finance Corp. Innovative Gaming Finance Corp. will become the casino customer financing division to fund the Company's expansion of operated equipment as well as providing equipment leasing activities for casinos desiring to obtain our machines through financing.

We believe the objective-based management practiced throughout the Company has proven the ability of the Company to meet its established goals. We continue to explore options that would increase shareholder value. To achieve this, we have entered into an agreement with Redwood Consulting LLC. Utilizing a vast network of brokers and analysts, Redwood will communicate IGCA's accomplishments and enhanced value to the investment community. Redwood has initiated this effort in coordination with IGCA management, and has established a continuing, expansive program to get the news to the individual investors that become the foundation of the value reflected in our share price.

As your Chief Executive Officer, my efforts remain focused on the enhancement of share price value derived from the Company's accomplishments. My commitment to you, the shareholder, remains my highest priority. I look forward to the June annual meeting and the expansion of the horizons of IGCA, through the creation of shareholder value.

                                            Respectfully yours,

                                            Roland Thomas
                                            Chief Executive Officer





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================================================================================
IGCA Letter To Shareholders                       333 Orville Wright Court
                                                  Las Vegas, Nevada 89119
   Phone: 702-614-7199       Fax: 702-614-7114      Email RThomas@igca.com